FOR:	International Speedway Corporation
CONTACT:	Investor Relations (386) 681-6516

FOR IMMEDIATE RELEASE

INTERNATIONAL SPEEDWAY CORPORATION ANNOUNCES AN INCREASE IN ITS ANNUAL DIVIDEND AND MANAGEMENT PROMOTION

~ Shareholders Approve Slate of Directors ~

DAYTONA BEACH, Fla. - April 13, 2017 - International Speedway Corporation (NASDAQ Global Select Market: ISCA; OTC Bulletin Board: ISCB) (“ISC”) announced an increase in its annual dividend, the promotion of one member of its executive management team, and the re-election of four members to the Company’s Board of Directors.
ISC declared an annual dividend of $0.43 per share, payable on June 30, 2017, to common stockholders of record on May 31, 2017. The annual dividend for 2017 is an increase of approximately 4.9% over the annual dividend paid in 2016 of $0.41 per share, the 12th consecutive increase in its annual dividend paid to shareholders.
The Company also announced that Greg Motto has been named Senior Vice President, CFO and Treasurer. Motto recently succeeded Dan Houser becoming ISC’s Vice President, CFO and Treasurer effective December 1, 2016.
“Greg deserves this recognition for his incredible talent and proven ability to lead and execute at the highest level,” stated ISC CEO Lesa France Kennedy. “His acute financial insight helps drive our continued growth and development.”
Motto, age 44, has been with ISC since 2000 serving in a number of roles of increasing responsibility within the finance and accounting functions including Vice President, Finance and Accounting and Controller, Financial Analyst, Assistant Controller and Director of Strategic Planning. He was promoted to Vice President in April 2015 and has served as Controller for the Company since 2008, with direct responsibility over accounting operations, financial reporting, internal controls and integrated financial planning.
Separately, at the annual meeting of ISC shareholders, the following members of the Company’s Board of Directors were re-elected to a three-year term:   James C. France (Chairman); Brian Z. France; Larree M. Renda; and Larry D. Woodard.

ABOUT ISC

International Speedway Corporation is a leading promoter of motorsports activities, currently promoting more than 100 racing events annually as well as numerous other motorsports-related activities.  The Company owns and/or operates 13 of the nation’s major motorsports entertainment facilities, including Daytona International Speedway® in Florida (home of the DAYTONA 500®); Talladega Superspeedway® in Alabama; Michigan International Speedway® located outside Detroit; Richmond International Raceway® in Virginia; Auto Club Speedway of Southern CaliforniaSM near Los Angeles; Kansas Speedway® in Kansas City, Kansas; Phoenix International Raceway® in Arizona; Chicagoland Speedway® and Route 66 RacewaySM near Chicago, Illinois;  Homestead-Miami SpeedwaySM in Florida; Martinsville Speedway® in Virginia; Darlington Raceway® in South Carolina; and Watkins Glen International® in New York.
The Company also owns and operates Motor Racing NetworkSM, the nation's largest independent sports radio network and Americrown Service CorporationSM, a subsidiary that provides catering services, and food and beverage concessions.  In addition, the Company owns ONE DAYTONA, the retail, dining and entertainment development across from Daytona International Speedway, and has a 50 percent interest in the Hollywood Casino at Kansas Speedway.  For more information, visit the Company's Web site at www.internationalspeedwaycorporation.com.

Statements made in this release that express the Company's or management's beliefs or expectations and which are not historical facts or which are applied prospectively are forward-looking statements. It is important to note that the Company's actual results could differ materially from those contained in or implied by such forward-looking statements. The Company's results could be impacted by risk factors, including, but not limited to, weather surrounding racing events, government regulations, economic conditions, consumer and corporate spending, military actions, air travel and national or local catastrophic events. Additional information concerning factors that could cause actual results to differ materially from those in the forward-looking statements is contained from time to time in the Company's SEC filings including, but not limited to, the 10-K and subsequent 10-Qs. Copies of those filings are available from the Company and the SEC. The Company undertakes no obligation to release publicly any revisions to these forward-looking statements that may be needed to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events. The inclusion of any statement in this release does not constitute an admission by International Speedway or any other person that the events or circumstances described in such statement are material.
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